Exhibit 99.1
SIRIUS XM ADOPTS STOCKHOLDER RIGHTS PLAN
Rights Plan is Designed to Preserve Tax Benefits of Net Operating Losses
NEW YORK – April 29, 2009 – SIRIUS XM Radio (NASDAQ: SIRI) today announced that its Board of Directors has adopted a stockholder rights plan to preserve the value of significant tax assets associated with the company’s tax net operating loss carryforwards under Section 382 of the Internal Revenue Code.
Under the rights plan, one right will be distributed for each share of common stock of SIRIUS XM outstanding as of the close of business on May 11, 2009. Pursuant to the rights plan, if any person or group (subject to certain exceptions specified in the rights plan) acquires 4.9% or more of the outstanding shares of common stock of SIRIUS XM (assuming for purposes of this calculation that all of the Company’s preferred stock is converted into common stock), without the approval of the Board of Directors, a significant dilution in the voting and economic ownership of such person or group would occur. The rights plan may be terminated by the Board of Directors of SIRIUS XM at any time prior to the rights being triggered.
“Our net operating loss carryforwards are an important asset of the Company; an asset that we believe we should make every effort to protect. This rights plan protects the interests of all stockholders and preserves these substantial tax benefits for the Company,” said Mel Karmazin, Chief Executive Officer of SIRIUS XM. “The rights plan is intended to enhance stockholder value; it has not been implemented for defensive or anti takeover purposes.”
The rights plan will continue in effect until August 1, 2011, unless earlier terminated or redeemed by the Board of Directors of SIRIUS XM or certain other events occur. The Company plans to submit the rights plan to a stockholder vote by June 30, 2010, and if stockholders do not approve the rights plan by this date it will terminate.
Additional information regarding the rights plan will be filed by SIRIUS XM in a Current Report on Form 8-K with the Securities and Exchange Commission. Stockholders of record of SIRIUS XM as of May 11, 2009 will be mailed a summary of the rights plan.
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About SIRIUS XM Radio
SIRIUS XM Radio is America’s satellite radio company delivering commercial-free music channels, premier sports, news, talk, entertainment, traffic and weather, to more than 19 million subscribers as of December 31, 2008.
SIRIUS XM Radio has content relationships with an array of personalities and artists, including Howard Stern, Martha Stewart, Oprah Winfrey, Jimmy Buffett, Jamie Foxx, Barbara Walters, Opie & Anthony, Bubba the Love Sponge®, The Grateful Dead, Willie Nelson, Bob Dylan, Tom Petty, and Bob Edwards. SIRIUS XM Radio is the leader in sports programming as the Official Satellite Radio Partner of the NFL, Major League Baseball®, NASCAR®, NBA, NHL®, and PGA TOUR®, and broadcasts major college sports.
SIRIUS XM Radio has arrangements with every major automaker. SIRIUS XM Radio products are available at shop.sirius.com and shop.xmradio.com, and at retail locations nationwide, including Best Buy, RadioShack, Target, Sam’s Club, and Wal-Mart.
SIRIUS XM Radio also offers SIRIUS Backseat TV, the first ever live in-vehicle rear seat entertainment featuring Nickelodeon, Disney Channel and Cartoon Network; XM NavTraffic® service for GPS navigation systems delivers real-time traffic information, including accidents and road construction, for more than 80 North American markets.
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving SIRIUS and XM, including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “ are expected to,” “anticipate,” “believe,” “plan,” “estimate,” “intend,” “will,” “should,” “may,” or words of similar meaning.  Such forward-looking statements are based upon the current beliefs and expectations of SIRIUS’ and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of SIRIUS and XM.  Actual results may differ materially from the results anticipated in these forward-looking statements.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: our substantial indebtedness; the businesses of SIRIUS and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; the useful life of our satellites; our dependence upon automakers and other third parties; our competitive position versus other forms of audio and video entertainment; and general economic conditions. Additional factors that could cause SIRIUS’ and XM’s results to differ materially from those described in the forward-looking statements can be found in SIRIUS’ Annual Report on Form 10-K for the year ended December 31, 2008 and XM’s Annual Report on Form 10-K for the year ended December 31, 2008, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov).  The information set forth herein speaks only as of the date hereof, and SIRIUS and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.
CODE — E-SIRI
Contacts for SIRIUS XM Radio:

Media Relations	Investor Relations

Patrick Reilly 212-901-6646 PReilly@siriusradio.com	Paul Blalock 212-584-5174 PBlalock@siriusradio.com

Kelly Sullivan Joele Frank, Wilkinson Brimmer Katcher 212-355-4449 KSullivan@joelefrank.com	Hooper Stevens 212-901-6718 HStevens@siriusradio.com